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                                                                   EXHIBIT 99.1

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                      FIRST FINANCIAL BANCORP [logo]
                      300 High Street o P.O. Box 476 o Hamilton, Ohio 45012-0476

October 15, 2003
                             FIRST FINANCIAL BANCORP
                           ANNOUNCES LEADERSHIP CHANGE

HAMILTON, Ohio - Bruce E. Leep, chairman of the board of First Financial Bancorp (Nasdaq: FFBC), announced today that the corporation has finalized and entered into a separation agreement with Stanley N. Pontius, who had been the company's president and chief executive officer since 1991. The agreement provides for Pontius's immediate departure from the positions of director, president, and chief executive officer of the holding company and all affiliate board responsibilities.

The board has assembled a search committee of First Financial Bancorp directors, headed by Stephen S. Marcum, an attorney who has been a member of the board since 1996. No time frame was established for the search activities.

The board appointed Leep to serve as interim president and chief executive officer of the corporation. In addition, Leep will take on interim responsibility as chairman of the board of First Financial Bank, the lead bank of First Financial Bancorp.

A member of First Financial Bancorp's board since 1999, Leep was elected chairman in 2002. He also serves as chairman of the board of Sand Ridge Bank, Highland, Indiana, an $894 million affiliate of First Financial Bancorp. Leep began his banking career in 1969 when he helped organize the Bank of Highland (later re-named Sand Ridge Bank). He served the bank as president for 29 years, was named chairman and chief executive officer in 1994, and retired from day-to-day banking in June of 2001.

A graduate of Calvin College in Grand Rapids, Michigan, Leep earned his master's degree at the University of Iowa. A member of the American Bankers Association, he has served on the board of governors, executive committee, and government relations committee of the Indiana Bankers Association.


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The financial impact of the separation agreement, which supercedes a pre-existing employment agreement, will be approximately five cents per share on First Financial Bancorp's third-quarter earnings which will be announced in a press release on Monday, October 20, 2003. A copy of the separation agreement will be filed as an exhibit to a Form 8-K with the Securities and Exchange Commission.

First Financial Bancorp currently operates 8 banking affiliates in Ohio, Michigan, Kentucky, and Indiana with a total of 102 retail banking centers. The holding company's non-banking affiliates are First Financial Capital Advisors LLC and First Financial Bancorp Service Corporation. Insurance services are offered through Flagstone Insurance and Financial Services. With assets of $3.9 billion, the publicly owned bank holding company has over 4,000 shareholders.

This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2002. Management's analysis may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2002 Form 10-K.


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